EXHIBIT 99.1

brooqLy Launches Operations

in Sub-Saharan Africa with MrExportToAfrica

Palos Hills, Illinois, March 27, 2024:

brooqLy, Inc, a technology company, today announced a partnership, with MrExportToAfrica, an admirable international consulting firm headquartered in Ndola, Zambia.

This partnership represents brooqLy's commitment to delivering its platform across all continents, leveraging the expertise and local knowledge provided by MrExportToAfrica. With Zambia serving as a pivotal hub within the region, bordering eight countries, this expansion generates opportunities for brooqLy to establish a foothold in the region. The Foreign Representation Agreement signed comes into effect at the beginning of Q3, 2024.

“Cultivating strategic partnerships and expanding into new geographical regions aligns with our core mission at brooqLy. We are pleased to collaborate with MrExportToAfrica, as we extend our operations into Zambia, a country known for its economic stability and openness to foreign investment” said Mr. Panos Lazaretos, CEO of brooqLy.

Mr. Costas Constantakopoulos, Managing Director – MrExportToAfrica commented: “We are pleased to partner with brooqLy, recognizing the potential of introducing new technologies in a market that one-third of the population is aged between 18 and 35, and represents fertile grounds for innovation and growth.

About brooqLy:

brooqLy is a technology company that has developed an innovative platform for consumers, brands, and retail shops to connect and interact through a Social Networking experience. Currently the platform enables its users to purchase and send consumer products from collaborating retail shops, called “Treats”, to anyone, anywhere, and at any time, in a personalized way. The company aims to upgrade the platform to a holistic “out-of-home entertainment” platform by adding further user-friendly functionalities for its users.

About MrExportToAfrica:

MrExportToAfrica is an international consulting firm, with a mission to help companies export and/or import products to/from Africa, and setup their operations in the continent. The diversity of sectors that are represented include products (FMCG, electronics/electricals, industrial, energy, infrastructure, automotive, telecommunications etc.) and services (software, company setup, recruitment, marketing, education etc.). The company is headquartered in Ndola Zambia with satellite offices around the region.

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Safe Harbor Statement:

The press release may include certain statements that are not descriptions of historical facts but are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “projects,” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein. No information in this press release should be construed in any way whatsoever as an indication of the Company’s future revenues, results of operations, or revenues.

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